[Baird, Kurtz & Dobson Letterhead]


January 27, 1998



Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Big Smith Brands, Inc. and on February 26, 1997, we reported on the consolidated financial statements of Big Smith Brands, Inc. as of and for the two years ended December 31, 1996. On January 16, 1998, we resigned as principal accountants of Big Smith Brands, Inc. We have read Big Smith Brands, Inc.'s statements included under Item 4 of its Form 8-K for January 16, 1998, and we agree with such statements.

Very truly yours,


/s/ Baird, Kurtz & Dobson
-------------------------
BAIRD, KURTZ & DOBSON